Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES CONSOLIDATION OF ITS

U.S. ELECTRONIC MATERIALS BUSINESS UNITS

Melville, New York, Tuesday, April 18, 2017…Park Electrochemical Corp. (NYSE-PKE) announced the consolidation of its Nelco Products, Inc. electronics Business Unit located in Fullerton, California (“NPI”) and its Neltec, Inc. electronics Business Unit located in Tempe, Arizona (“Neltec”). The consolidation is expected to take approximately four to six months to complete. When completed, all manufacturing operations at NPI will cease, except for the NPI treating operation, which will continue as part and under the supervision of the Neltec Business Unit. All manufacturing functions, including treating, lamination, prepreg paneling, finishing, inspection, quality lab and shipping and receiving, will continue at the Neltec Business Unit location in Tempe, Arizona. After the consolidation is complete, all business functions, including customer service, accounting, payables, receivables, production control and planning, engineering, quality, procurement, facilities management, HR and EHS, will be performed at Neltec in Tempe, Arizona. The Neltec Business Unit will continue to manufacture Park’s entire electronic materials product line, including Meteorwave® 1000, 2000, 3000 and 4000, N4800-20, N4800-20SI, N4000-13, N4000-13SI, N4000-13EP, N4000-13EPSI, N4000-6, N4000-6FC, N4000-7, N4000-7SI, N4000-11, N4000-29, N4000-12, N4000-12SI, N5000, N5000-30/32, the N7000 family of Polyimide materials, N8000, N8000Q, Mercurywave® 9350, the full line of N9000 PTFE materials and PTFE/thermoset materials hybrids. After the consolidation is complete, the Neltec Business Unit (including the continuing treating operation in California) is expected to have ongoing manufacturing capacity equal to approximately three times the current production levels of NPI and Neltec combined. All NPI employees are invited and encouraged to apply for relocation to Arizona to become part of the Neltec workforce for the future.

Park expects to incur a pre-tax charge in connection with the consolidation of approximately $5 million to $5.5 million. This charge is expected to be incurred primarily during the first nine months of Park’s current fiscal year ended February 25, 2018. In addition to this charge, Park expects to incur duplicative pre-tax costs of $300 thousand during the same nine-month period. Once the consolidation is complete, Park expects an ongoing pre-tax benefit from the consolidation of approximately $3 million to $3.5 million per year.

Brian Shore, Park Electrochemical Corp.’s Chairman and CEO, said, “We originally established our NPI California electronic materials manufacturing facility in 1965, and the last major expansion of that facility was completed in 2000. The facility is equipped with modern, highly automated equipment designed for high volume production of standard product. Unfortunately, in my opinion, the reality is that the market for high volume production of standard product has almost completely migrated from North America to Asia. Reality is reality, denying reality is almost always dangerous, and it would do no good for our great and wonderful NPI employees to deny reality. But, fortunately for Park, our Neltec facility in Tempe, Arizona, which was established in 1990 and subsequently expanded in 2001, was designed and is equipped for flexibility and agility, smaller production runs and multiple fast change-overs of a diverse and varied product line. Our Neltec facility is much better equipped and suited to today’s North American electronics market, which, in my opinion, has become more of a niche market, and will become even more of a niche market in the future. These factors led to our decision to focus our North American electronics business activities and operations in the future at Neltec rather than NPI.”

Brian Shore continued, “Of course, the reduced cost structure from the consolidation will benefit our Neltec electronics Business Unit in the future, but, in order for Neltec to have a real future, it is necessary to reinvent Neltec into a Niche Business. As a Niche Business, we believe the opportunities for Neltec will be great. At Park, a Niche Business means a business which does what other businesses are unwilling or unable to do, and which says “yes” when other businesses say “no”. As a Niche Business, Neltec will embrace and welcome difficult and quirky orders and projects, small orders (there is no order too small), unusual and awkward panel sizes and constructions, very long panel sizes, unusual and exotic copper foils and reinforcements, PTFE/thermoset and other hybrids, no-flow prepregs for rigid-flex, materials for military and aerospace electronics applications, development projects, prototypes, very flexible turn-arounds, last minute change orders, tweaking of existing products to fit a customer’s specific needs and projects involving the use of both electronics and aerospace materials and technologies as potentially exotic solutions to difficult and obtuse problems. Since Park’s principal R&D formulation facility is co-located at the Neltec facility, Neltec’s ability to successfully take on these kinds of projects and challenges will be significantly enhanced. Of course, Neltec will be delighted to supply volume quantities of standard product as well if needed by our customers. The Neltec Business Unit will clearly have the manufacturing capacity to do so.”

Brian Shore concluded, “We are deeply saddened about saying good-bye to our iconic NPI Business Unit which was started by my father and Tony Chiesa in the 1960s. We have great people at NPI, but, as I said, it would do these great people no good for us to deny the realities of the North American electronics market. Actually, to do so would be doing a disservice to our fine NPI people. I hope many of our great NPI people will decide to apply for relocation to Arizona and will join our exciting mission there. We must reinvent our Neltec Business Unit into a Niche Company as I said, and we need to do that very quickly…very quickly. The opportunities for our Neltec Business Unit and our Neltec people will be very exciting as Neltec embarks on its new mission as a Niche Company.”

Certain positions of this news release may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park’s expectation. Such factors include, but are not limited to, general conditions in the electronics and aerospace industries, Park’s competitive position, the status of Park’s relationships with its customers, economic conditions in international markets, the cost and availability of raw materials, transportation and utilities, and the various other factors set forth in Item 1A “Risk Factors” and under caption “Factors That May Affect Future Results” after Item 7 of Park’s Annual Report on Form 10-K for the fiscal year ended February 28, 2016.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures advanced composite materials, primary and secondary structures and assemblies and low-volume tooling for the aerospace markets and high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure, enterprise and military markets. The Company’s manufacturing facilities are located in Kansas, Singapore, France, Arizona and California. The Company also maintains R&D facilities in Arizona, Kansas and Singapore.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.

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